Exhibit 99.2

The unaudited pro forma condensed consolidated balance sheet and statement of operations reflects amounts as if the transaction had occurred on December 31, 2012.  As a result of this business combination, Mid Americas Corp. (“Mid Americas”) became a wholly owned subsidiary of the Company.

The information presented in the unaudited pro forma combined financial statements does not purport to represent what the financial position or results of operations would have been had the acquisition occurred as of December 31, 2012, nor is it indicative of future financial position or results of operations.  You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined, or the future result that the combined company will experience after the Exchange Transaction is consummated.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes is reasonable under the circumstances. The unaudited pro forma financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements of the Company and Mid Americas.

SWINGPLANE VENTURES, INC.
(An Exploration Stage Corporation)
PROFORMA CONSOLIDATED BALANCE SHEET
December 31, 2012
(UNAUDITED)

	The Company	Mid Americas	Adjustments		Note		Pro Forma

Assets
Current
Cash	$49,099	$-					$49,099
Prepaid expenses	242,465	-					242,465
Total current assets	291,564	-		-			291,564

Investment in Mineral Property Option	-	951,000					951,000
Total assets	$291,564	$951,000	$				$1,242,564

Liabilities
Accounts payable and accrued liabilities	$26,965	$2,850					$29,815
Accrued interest	7,520	-					7,520
Accounts payable - related party	15,100	-					15,100
Short term loans	425,000	-					425,000
Total current liabilities	474,585	2,850					477,435

Stockholders’ Equity (Deficit)
Preferred stock: $0.001 par value preferred shares	-	-		5,000	(a	)	5,000
Capital stock - $0.001 par value common shares	435,000	50,000		(50,000)	(a	)	535,000
Shares held for cancellation	(300,000)	-					(300,000)
Additional paid-in capital	(90,000)	950,000		(333,021)	(a	)	576,979
Deficit accumulated during the exploration stage	(228,021)	(51,850)		228,021	(b	)	(51,850)
Total stockholders’ equity (deficit)	(183,021)	948,150		-			765,129
Total liabilities and stockholders’ equity (deficit)	$291,564	$951,000		$-			$1,242,564

SWINGPLANE VENTURES, INC.
(An Exploration Stage Corporation)
PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
For the period ended December 31, 2012
(UNAUDITED)

	The Company	Mid Americas	Adjustments	Pro Forma

REVENUE	-	-	-	-

OPERATING EXPENSES
Professional fees	$5,577	$-	$-	$5,577
Consulting fees	48,829	50,000	-	98,829
Legal fees	16,089	-	-	1,6089
Management fees – related party	30,000	-	-	30,000
Property investigation expenses	65,726	-	-	65,726
Incorporation costs	-	1,850		1,850
Other general and administrative expenses	24,324	-	-	24,324
OPERATING LOSS	(190,545)	(51,850)	-	(242,395)

Interest expense	(7,520)	-	-	(7,520)

NET LOSS	$(198,065)	$(51,850)	$-	$(249,915)

Pro Forma adjustments:

(a)
Reflects the effect of  the business combination on the acquisition of Mid Americas for the impact of the issuance of a total of 100,000,000 shares of the Company’s common stock and 5,000,000 shares of the Company’s preferred stock in exchange for all issued and outstanding 5,000 shares of Mid Americas.

(b)	Transfer of the accumulated deficit during the exploration stage to additional paid in capital.